UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 20, 2017

Fuse Enterprises Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-202948	47-1017473
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

444 E. Huntington Dr., Suite 105 Arcadia, CA 91006
(Address of principal executive offices)

(626) 353-9991
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Definitive Material Agreement.
On March 20, 2017, Fuse Enterprises Inc. (the “Company”), entered into an Amended and Restated Promissory Note Purchase Agreement (the “Amended Agreement”) with Landbond Home Limited, a corporation organized under the laws of Samoa (the “Purchaser”), and Fuse Trading Limited, an indirect wholly-owned subsidiary of the Company organized under the laws of Hong Kong (“Fuse Trading”).  The Amended Agreement amends and restates the Convertible Note Purchase Agreement, dated December 19, 2016, by and between the Company and the Purchaser (the “Original Agreement”).  The Purchaser holds 60.9% of the issued and outstanding shares of the Company’s common stock, and the execution of the Amended Agreement and New Note (as defined below) constitutes a related-party transaction under Item 404(a) of Regulation S-K.
Under the terms of the Amended Agreement, the existing Convertible Promissory Note issued under the Original Agreement (the “Original Note”) was cancelled and Fuse Trading issued a Promissory Note (the “New Note”) to the Purchaser in the principal amount of the Original Note, $6,869,817.60, with a term of twelve (12) months, renewable for up to an additional twelve (12) months at the Purchaser’s option, and at an interest rate of 3.0% per annum.  The principal amount of the New Note and any unpaid interest accrued thereon may become due and payable immediately upon the occurrence of certain events of default, including but not limited to Fuse Trading’s insolvency or the institution of bankruptcy proceedings against Fuse Trading.
The foregoing description of the Amended Agreement and New Note does not purport to be complete and is qualified in its entirety by reference to the complete text of each such document, a copy of which is filed as an exhibit hereto and is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
See Item 1.01 above, which is incorporated herein by reference.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits.
The following exhibits are being furnished herewith:
Exhibit No.          Description
10.1	Amended and Restated Promissory Note Purchase Agreement, dated March 20, 2017, by and among Fuse Enterprises Inc., Fuse Trading Limited and Landbond Home Limited.
10.2	Promissory Note, dated March 20, 2017, by and between Fuse Trading Limited and Landbond Home Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fuse Enterprises Inc.

Date: March 24, 2017	By:	/s/ Choon Kang Roy Tan
Choon Kang Roy Tan
Chief Financial Officer